EXHIBIT 23.0

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 33-94782) and related Prospectus of Liberty Property Trust and Liberty Property Limited Partnership and to the incorporation by reference in the Registration Statement (Form S-3 No. 333-14139) and related Prospectus of Liberty Property Trust, of our report dated December 2, 1996, with respect to the Combined Statement of Operating Revenues and Certain Operating Expenses for the Section A Properties included in the Current Report on Form 8-K of Liberty Property Trust and Liberty Property Limited Partnership dated December 10, 1996, filed with the Securities and Exchange Commission.




                                                     /s/ FEGLEY & ASSOCIATES
Plymouth Meeting, Pennsylvania                       FEGLEY & ASSOCIATES
December 16, 1996

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